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                                                                EXHIBIT 11.01
                            PREMISYS COMMUNICATIONS, INC.
                         COMPUTATION OF NET INCOME PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      YEAR ENDED JUNE 30
                                                 -------------------------
                                                  1995     1996      1997
                                                 -----   -------   -------
Weighted average common shares outstanding:
  Common Stock                                   6,622    24,264    24,722
  Mandatorily Redeemable Convertible
    Preferred Stock                             12,668       ---       ---
  Common stock equivalents related to
    options using the treasury stock method 2,760 2,160 1,870 Common stock equivalents related to
    warrants using the treasury stock method       196       ---       ---
                                               -------   -------   -------
Shares used in computing net income per share   22,246    26,424    26,592
                                               -------   -------   -------
Net income                                     $ 3,967   $ 6,788   $10,891
                                               -------   -------   -------
Net income per share                           $  0.18   $  0.64   $  0.41
                                               -------   -------   -------



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